Exhibit 99.1

NEWS RELEASE Glimcher Realty Trust 180 East Broad Street Columbus, Ohio 43215 www.glimcher.com

INVESTORS: Lisa A. Indest SVP, Finance and Accounting 614.887.5844 lindest@glimcher.com	MEDIA: Karen Bailey Director, Corporate Communications 614.887.5847 kbailey@glimcher.com

FOR IMMEDIATE RELEASE
Monday, January 7, 2013

GLIMCHER ANNOUNCES THE ACQUISITION OF
UNIVERSITY PARK VILLAGE IN FORT WORTH, TEXAS

COLUMBUS, OH – January 7, 2013 – Glimcher Realty Trust (NYSE: GRT), one of the country’s premier retail REITs, today announced the acquisition of University Park Village, a premier open-air center located in Fort Worth, Texas. University Park Village has approximately 173,220 square feet of leasable retail space and has tenant sales averaging more than $800 per square foot.  The center is currently 97% occupied and features upscale retailers such as Apple, Anthropologie, J. Crew, lululemon athletica and Madewell.

The company purchased the center for $105 million. The company funded the acquisition through a $60 million term loan and with the remaining funds coming from the company’s credit facility.  The term loan has an interest rate of LIBOR plus 300 basis points and matures on April 8, 2013.  The company expects to obtain long-term mortgage financing on the property prior to the term loan’s maturity date, provided market conditions are favorable.

“We are pleased with the acquisition of University Park Village, a highly productive, dominant retail property in the vibrant Fort Worth market.  This quality property offers tremendous growth potential and aligns perfectly with our acquisition strategy,” said Michael P. Glimcher, Chairman of the Board and CEO.

University Village Park opened in 1986 and is situated in the most dynamic and affluent area of Fort Worth, Texas. The Dallas/Fort Worth Metro areas remain national leaders in population and employment growth.

About Glimcher Realty Trust

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of retail properties, including mixed use, open-air and enclosed regional malls as well as outlet centers.  Glimcher owns interests in and manages 29 properties with total gross leasable area totaling approximately 21.7 million square feet.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.”  Glimcher Realty Trust’s Series G and Series H preferred shares are listed on the New York Stock Exchange under the symbols “GRTPRG” and “GRTPRH,” respectively.  Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market.  Glimcher® is a registered trademark of Glimcher Realty Trust.